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                                                                    EXHIBIT 3.15

                           ARTICLES OF INCORPORATION
                              OF PSS TEXAS, INC.


     The undersigned natural person of the age of eighteen years or more, acting as the sole incorporator of a corporation under the Texas Business Corporation Act, does hereby adopt the following Articles of Incorporation for such corporation:


                                  ARTICLE ONE

     The name of the corporation is:  PSS Texas, Inc.


                                  ARTICLE TWO

     The period of its duration is perpetual.


                                  ARTICLE THREE

     The purpose or purposes for which the corporation is organized are:

               To transact any and all lawful business for which corporations may be incorporated under the Texas Business Corporation Act; and

               In general, to have and exercise all of the powers conferred by the laws of Texas upon corporations formed under the Texas Business Corporation Act, and to do any and all things hereinbefore set forth to the same extent as natural persons might or could do.


                                 ARTICLE FOUR

     The aggregate number of shares which the corporation shall have authority to issue is One Hundred (100) shares, and the par value of each of such shares shall be One Dollar ($1.00). All such shares shall be of one class and shall be designated as Common Stock.
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     No shareholder shall have a preemptive right to acquire any shares or securities of any class, whether now or hereafter authorized, which may at any time be issued, sold or offered for sale by the corporation.


                                 ARTICLE FIVE

     The corporation will not commence business until it has received for the issuance of its shares consideration of the value of One Thousand Dollars ($1,000), consisting of money paid, labor done, or property actually received.


                                  ARTICLE SIX

     The address of its initial registered office is 2003 108th Street, Suite 301, Grand Prairie, Texas 75050, and the name of its initial registered agent at such address is David Smith.


                                 ARTICLE SEVEN

     The number of directors constituting the initial Board of Directors is Two (2) and the names and addresses of the persons who are to serve as the directors of the corporation until the first annual meeting of the shareholders or until the successors are elected and qualified are:

             Names                  Addresses
             -----                  ---------

             Patrick C. Kelly       7800 Belfort Parkway, Suite 250
                                    Jacksonville, FL  32256

             Fred Elefant           P.O. Box 749
                                    Jacksonville, FL  32201-749

     The right of shareholders to cumulative voting in the election of directors is expressly prohibited.


                                 ARTICLE EIGHT

     The name and address of the incorporator is Fred Elefant, P.O. Box 749, Jacksonville, Florida 32201-749.

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                                 ARTICLE NINE

     Unless a Bylaw adopted by the shareholders provides otherwise as to all or some portion of the corporation's Bylaws, the corporation's shareholders may amend, repeal or adopt the corporation's Bylaws even though the Bylaws may also be amended, repealed or adopted by its Board of Directors.


                                  ARTICLE TEN

     A director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except that this Article Ten does not eliminate or limit the liability of a director to the extent the director is found liable for (i) a breach of the director's duty of loyalty to the Corporation or its shareholders;
(ii) an act or omission not in good faith that constitutes a breach of duty of the director to the Corporation or an act or omission that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute. Any repeal or amendment of this Article Ten by the shareholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the liability of a director of the Corporation existing at the time of such repeal or amendment. In addition to the circumstances in which the director of the Corporation is not liable as set forth in the preceding sentences, the director shall not be liable to the fullest extent permitted by any provisions of the statutes of Texas hereafter enacted that further limits the liability of a director.


                                ARTICLE ELEVEN

     Any action required by the Texas Business Corporation Act to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting

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at which the holders of all shares entitled to vote on the action were present and voted.

     Prompt notice of the taking of any action by the shareholders without a meeting by less than unanimous written consent shall be given to those shareholders who did not consent in writing to the action.


     IN WITNESS WHEREOF, the undersigned has set his hand this 3rd day of March, 1990.



                              /s/ Fred Elefant
                              ----------------
                              Fred Elefant

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